PLAN AND AGREEMENT OF MERGER


     THIS PLAN AND AGREEMENT OF MERGER ("Merger Agreement") dated as of September 21, 1999, is made by and between CTB INTERNATIONAL CORP., a Delaware corporation ("CTB Delaware"), and CTB INDIANA CORP., an Indiana corporation ("CTB Indiana"). CTB Delaware and CTB Indiana are hereinafter sometimes collectively referred to as the "Constituent Corporations."

     WHEREAS, the outstanding authorized capital stock of CTB Indiana consists of one (1) share of common stock, par value $0.01 per share, which is owned by CTB Delaware.

     WHEREAS, CTB Delaware, as the sole shareholder of CTB Indiana, desires to effect a merger of CTB Delaware with and into CTB Indiana pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Indiana Business Corporation Law (the "IBCL").

     WHEREAS, the respective Boards of Directors of CTB Delaware and CTB Indiana have determined that it is advisable and in the best interests of each of such corporations that CTB Delaware be merged with and into CTB Indiana upon the terms and subject to the conditions herein provided.

     WHEREAS, the Board of Directors of CTB Indiana and CTB Delaware, as the sole shareholder of CTB Indiana, have approved this Merger Agreement by unanimous written consents and directed that it be executed by the undersigned officers.

     WHEREAS, the Board of Directors of CTB Delaware has approved this Merger Agreement by unanimous written consent and directed that it be executed by the undersigned officers and that it be submitted to a vote of the shareholders of CTB Delaware at a special meeting or by written consent.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree that CTB Delaware shall be merged with and into CTB Indiana and that the terms and conditions of the merger, the mode of carrying the merger into effect, the manner of converting the shares of the Constituent Corporations and certain other provisions relating thereto shall be as follows:

                                  ARTICLE I

                                  THE MERGER

     1.01 Surviving Corporation. Subject to the terms and provisions of this Agreement, and in accordance with the DGCL and the IBCL, at the Effective Time (as defined in Section 1.08 hereof) CTB Delaware shall be merged with and into CTB Indiana (the "Merger"). CTB Indiana shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the

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Merger and shall continue its corporate existence under the laws of the State of Indiana. At the Effective Time, the separate corporate existence of CTB Delaware shall cease.

     1.02 Name of the Surviving Corporation. As of the Effective Time, the name of the Surviving Corporation will be changed to "CTB International Corp."

     1.03 Effect of the Merger. At the Effective Time, the Merger shall have the effects provided for herein and in Section 259 of the DGCL and Section 23-1-40-6 of the IBCL.

     1.04 Articles of Incorporation. As of the Effective Time, the Articles of Incorporation of CTB Indiana, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety by the Restated Articles of Incorporation attached hereto as Annex 1, which Restated Articles of Incorporation will become, at the Effective Time, the Articles of Incorporation of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

     1.05 By-Laws. As of the Effective Time, the By-Laws of CTB Indiana, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety by the By-Laws attached hereto as Annex 2, which By-Laws will become, at the Effective Time, the By-Laws of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable law.

     1.06 Directors of the Surviving Corporation. At the Effective Time, each person who is a director of CTB Delaware immediately prior to the Effective Time shall become a director of the Surviving Corporation and each such person shall serve as a director of the Surviving Corporation until the next annual meeting of shareholders of the Surviving Corporation and until his or her successor is duly elected and qualified in the manner provided in the By-Laws or the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law or until his or her earlier death, resignation or removal in the manner provided in the By-Laws or the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law.

     1.07 Officers of the Surviving Corporation. At the Effective Time, each person who is an officer of CTB Delaware immediately prior to the Effective Time shall become an officer of the Surviving Corporation with each such person to hold the same office in the Surviving Corporation, in accordance with the By-Laws thereof, as he or she held in CTB Delaware immediately prior to the Effective Time.


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     1.08 Effective Time.  The Merger shall become effective in accordance with the provisions of Section 23-1-40-5 of the IBCL and Section 252 of the DGCL, upon the later to occur of (a) completion of the filing of articles of merger with the Secretary of State of Indiana, and (b) the filing of a certificate of merger with the Secretary of State of Delaware; provided, however, that such articles of merger and certificate of merger shall not be filed prior to the date which is 20 calendar days after the date on which an Information Statement of CTB Delaware prepared in accordance with the rules of the Securities Exchange Act of 1934, as amended, is mailed to CTB Delaware's shareholders of record on the record date determined by the board of directors of CTB Delaware. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     1.09 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of CTB Delaware acquired or to be acquired by reason or as a result of the Merger, or (b) otherwise to carry out the purpose of this Merger Agreement, CTB Delaware and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of CTB Delaware to take any and all such action.


                                  ARTICLE II

                 MANNER, BASIS AND EFFECT OF CONVERTING SHARES

     2.01 Conversion of Shares.  At the Effective Time:

     (a) Each share of Common Stock of CTB Delaware, par value $0.01 per share ("Delaware Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Common Stock of CTB Indiana, par value $0.01 per share ("Indiana Common Stock") by virtue of the Merger and without any action on the part of the holder thereof.

     (b) Each share of Delaware Common Stock held in the treasury of CTB Delaware immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Indiana Common Stock by virtue of the Merger and without any action on the part of CTB

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          Delaware and shall be held in the treasury of the Surviving
          Corporation;

     (c) Each share of 6% Series A Preferred Stock of CTB Delaware, par value $0.01 per share ("Delaware Preferred Stock"), issued and outstanding immediately prior to the Effective Time, if any, shall be converted into one fully paid and nonassessable share of 6% Series A Preferred Stock of CTB Indiana, par value $0.01 per share ("Indiana Preferred Stock") by virtue of the Merger and without any action on the part of the holder thereof.

     (d) Each share of Indiana Common Stock, issued and outstanding immediately prior to the Effective Time shall be redeemed, canceled and retired and shall cease to exist by virtue of the Merger and without any action on the part of the holder thereof.

     2.02 Effect of Conversion. At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of Delaware Common Stock or Delaware Preferred Stock ("Delaware Certificate") shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Indiana Common Stock or Indiana Preferred Stock, as the case may be, into which the shares of Delaware Common Stock or Delaware Preferred Stock represented by such certificate immediately prior to the Effective Time have been converted pursuant to Section 2.01 hereof. The registered owner of any Delaware Certificate outstanding immediately prior to the Effective Time, as such owner appears in the books and records of CTB Delaware or its transfer agent immediately prior to the Effective Time, shall, until such certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the shares of Indiana Common Stock or Indiana Preferred Stock, as the case may be, into which the shares represented by any such certificate have been converted pursuant to Section 2.01 hereof.

     2.03 Exchange of Certificate. Each holder of a Delaware Certificate shall, upon the surrender of such certificate to the Surviving Corporation or its transfer agent for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation or its transfer agent a certificate representing the number of shares of Indiana Common Stock or Indiana Preferred Stock, as the case may be, into which the shares of Delaware Common Stock or Delaware Preferred Stock represented by such certificate have been converted pursuant to Section 2.01 hereof.

     2.04 Stock Options and Stock Option and Incentive Plans. By virtue of the Merger and without any action on the part of the holder, each right or option to purchase shares of Delaware Common Stock granted under CTB Delaware's 1999 Stock Incentive Plan, stock option agreements between CTB

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Delaware and that certain members of it's management or otherwise as to which
CTB Delaware or any of its affiliates has assumed or incurred obligations (hereinafter collectively referred to as the "Options") which is outstanding immediately prior to the Effective Time shall be converted into and become a right or option to purchase the same number of shares of Indiana Common Stock at the same option price per share and upon the same terms and subject to the same conditions as are in effect at the Effective Time. The Surviving Corporation shall reserve for purposes of the Options a number of shares of Indiana Common Stock, equal to the number of shares of Delaware Common Stock reserved by CTB Delaware for issuance under the Options as of the Effective Time. As of the Effective Time, CTB Indiana hereby assumes the Options and all obligations of CTB Delaware under the Options.


                                  ARTICLE III

               APPROVAL; AMENDMENT; ABANDONMENT; MISCELLANEOUS

     3.01 Approval. This Merger Agreement shall be submitted for approval by the shareholders of CTB Delaware at a special meeting of shareholders or by written consent.

     3.02 Amendment. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the Constituent Corporations at any time prior to the Effective Time, except that after the approval contemplated by Section 3.01 hereof, there shall be no amendments that would (a) alter or change the amount or kind of shares to be received by shareholders in the Merger, (b) alter or change any term of the Restated Articles of Incorporation or By-Laws of the Surviving Corporation that are to take effect as of the Effective Time pursuant to Sections 1.04 and 1.05 hereof, or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class of stock of either of the Constituent Corporations.

     3.03 Abandonment. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of CTB Indiana or CTB Delaware, or both, notwithstanding approval of this Merger Agreement by the sole shareholder of CTB Indiana and the shareholders of CTB Delaware.

     3.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and the same agreement.

     3.05 Statutory Agent in Indiana. The name and address of the statutory agent of the Surviving Corporation in Indiana upon whom any process, notice


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or demand against CTB Delaware or the Surviving Corporation may be served are:

                    CTB International Corp.
                    P.O. Box 2000
                    State Road 15 North
                    Milford, Indiana 46542-2000
                    Attention: Corporate Secretary

     3.06 Designated Agent in Delaware. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of CTB Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and the Surviving Corporation irrevocably appoints the Delaware Secretary of State as its agent to accept service of process in any such suit or other proceedings. A copy of such process is requested to be mailed by the Delaware Secretary of State to:

                    CTB International Corp.
                    P.O. Box 2000
                    State Road 15 North
                    Milford, Indiana 46542-2000
                    Attention: Corporate Secretary

























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     IN WITNESS WHEREOF, CTB Delaware and CTB Indiana have caused this Merger
Agreement to be signed by their respective duly authorized officers as of the date first above written.



                               CTB INDIANA CORP.
                               (an Indiana corporation)


                               By:________________________________
                                  Victor A. Mancinelli, President and
                                  Chief Executive Officer
ATTEST:


By:_________________________
   Michael J. Kissane, Secretary



                               CTB INTERNATIONAL CORP.
                               (a Delaware corporation)


                               By:________________________________
                                  Victor A. Mancinelli, President and
                                  Chief Executive Officer

ATTEST:


By:__________________________
   Michael J. Kissane, Secretary














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